Core-Mark Announces 2017 Fourth Quarter and Full Year Financial Results; Re-affirms 2018 Full Year Guidance

•	Record Annual Sales of $15.7 Billion, an 8.0% increase

•	Non-cigarette Sales increased 17.6% in the Fourth Quarter, Fresh Sales Increased 13.1%

•	Diluted EPS was $0.72, or $1.00 Excluding LIFO Expense (Non-GAAP)(1)

•	Announced $0.10 Dividend Payable March 29, 2018

SOUTH SAN FRANCISCO, California - March 1, 2018 - Core-Mark Holding Company, Inc. (NASDAQ: CORE), one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America, announced financial results for the fourth quarter and year ended December 31, 2017.

“Core-Mark performed well on our core strategies in 2017 including the completion of an important acquisition that expanded our geographic footprint.  Our financial performance, however, did not meet our expectations as we worked through the impact and disruptive nature of the on-boarding and off-boarding of several large customers, especially at two of our divisions that doubled their volume,” said Thomas B. Perkins, Chief Executive Officer.  “Looking ahead there is a lot of hard work to do, but I am confident in our operating plan and in the team we have in place to execute it.  These factors along with our focus on reducing expenses across the organization, put us in a good position to deliver improved performance in 2018.”

Fourth Quarter Results

Net sales increased 6.1% to $4.1 billion for the fourth quarter of 2017 compared to $3.8 billion for the same period in 2016. Non-cigarette sales increased 17.6%, while cigarette sales increased 1.5%. The increase in non-cigarette sales in 2017 was driven primarily by net market share gains, including our acquisition of Farner-Bocken Company (Farner-Bocken), the addition of Wal-Mart Stores, Inc. (Walmart), to a lesser extent the addition of 7-Eleven Inc. (7-Eleven), and an increase in sales to existing customers. Cigarette sales benefited from a 7.7% increase in the average sales price per carton, driven primarily by increases in cigarette manufacturers' prices and increases in excise taxes in certain jurisdictions, offset by a decline in carton sales of approximately 6%. In addition, both cigarette and non-cigarette sales in the fourth quarter this year were impacted, on a comparative basis, by a soft convenience industry sales environment and by the expiration of certain distribution agreements in 2017.

Gross profit increased 5.2% to $209.4 million during the fourth quarter of 2017 compared to $199.0 million for the same period in 2016. The increase in gross profit was driven primarily by net market share gains, including the acquisition of Farner-Bocken and the addition of Walmart, offset by the expiration of certain distribution agreements, a $4.9 million decrease in cigarette inventory holding gains due to timing and an increase in LIFO expense of $3.5 million compared with the same period in 2016. Remaining gross profit, a non-GAAP financial measure, increased $16.1 million, or 8.2% to $211.4 million.

__________________________________________
Note (1): See the reconciliation of Diluted Earnings Per Share (Diluted EPS) to Diluted EPS excluding LIFO in "Supplemental Schedule for Items Impacting Diluted EPS."

The following table reconciles remaining gross profit to gross profit, its most directly comparable financial measure under U.S. GAAP:

RECONCILIATION OF GROSS PROFIT (U.S.GAAP) TO REMAINING GROSS PROFIT (NON-GAAP)
(Unaudited and $ in millions)

	For the Three Months Ended December 31,
	2017		2016
	Amounts	% of Net Sales	Amounts	% of Net Sales	% Change
Gross profit	$209.4	5.1%	$199.0	5.2%	5.2%
Cigarette inventory holding gains	(2.0)	—%	(6.9)	(0.2)%
Other tobacco products (OTP) tax items	(2.7)	(0.1)%	—
LIFO expense	6.7	0.1%	3.2	0.1%
Remaining gross profit	$211.4	5.1%	$195.3	5.1%	8.2%

The Company’s operating expenses for the fourth quarter of 2017 were $211.5 million compared to $168.0 million for the same period in 2016. The increase in operating expenses was driven primarily by the addition of Farner-Bocken, a non-cash charge of $17.2 million related to the settlement of our pension obligation and higher warehouse and delivery expenses compared with last year.

Net income was $10.8 million during the fourth quarter of 2017 compared to $18.7 million for the same period in 2016. In addition to the non-cash pension settlement charge, net income for the fourth quarter of 2017 included a one-time tax benefit of $14.6 million related to the Tax Cuts and Jobs Act (TCJA). Adjusted EBITDA, a non-GAAP financial measure, was $38.1 million in the fourth quarter of 2017 compared to $46.5 million in the fourth quarter of 2016.

The following table reconciles Adjusted EBITDA to net income, its most directly comparable financial measure under U.S. GAAP:

RECONCILIATION OF NET INCOME (U.S.GAAP) TO ADJUSTED EBITDA (NON-GAAP)
(Unaudited and $ in millions)

	For the Three Months Ended December 31,
	2017	2016	% Change

Net income	$10.8	$18.7	(42.2%)
Interest expense, net (1)	3.3	1.9
(Benefit) provision for income taxes (2)	(16.3)	11.0
Depreciation & amortization	14.8	11.7
LIFO expense	6.7	3.2
Stock-based compensation expense	1.5	0.6
Foreign currency transaction losses (gains), net	0.1	(0.6)
Pension termination settlement (3)	17.2	—
Adjusted EBITDA	$38.1	$46.5	(18.1%)

Note (1): Interest expense, net, is reported net of interest income.
Note (2): Provision for income taxes for the three months ended December 31, 2017, includes an income tax benefit of $14.6 million, related primarily to the remeasurement of deferred taxes under the TCJA.

Note (3): In December 2017, the Company settled its qualified defined-benefit pension obligation, which resulted in a non-cash charge in the consolidated statements of operations related to unrecognized actuarial losses in AOCI.

Diluted earnings per-share (EPS) was $0.23 for the fourth quarter of 2017 compared to $0.41 for the fourth quarter of 2016. Diluted EPS excluding the impact of LIFO, a non-GAAP financial measure, was $0.33 in the fourth quarter compared to $0.45 for the fourth quarter of 2016. See the attached “Supplemental Schedule for Items Impacting Diluted EPS” following the financial schedules for the reconciliation of Diluted EPS to Diluted EPS excluding LIFO expense.

2017 Full Year Results

Net sales increased 8.0% to $15.7 billion for 2017 compared to $14.5 billion for the same period in 2016. Non-cigarette sales increased 14.5%, while cigarette sales increased 5.3%. Non-cigarette sales increased due primarily to net market share gains, including the acquisition of Farner-Bocken in July 2017 and Pine State Convenience (Pine State) in June 2016, the addition of Walmart and 7-Eleven, and incremental food/non-food sales to existing customers. The increase in cigarette net sales was driven primarily by a 9.3% increase in the average sales price per carton and incremental carton sales from Farner-Bocken and Pine State, offset by a 9.0% decrease in carton sales for the remainder of the business. Both non-cigarette and cigarette sales for 2017 were impacted by a soft convenience industry sales environment and by the expiration of certain distribution agreements in 2017.

Gross profit increased 7.4% to $791.7 million in 2017 compared to $736.9 million for the same period in 2016. The increase in gross profit for 2017 was driven primarily by net market share gains, including the acquisitions of Farner-Bocken and Pine State, the addition of Walmart and 7-Eleven and a net increase in sales to existing customers, offset by the expiration of the aforementioned distribution agreements. Remaining gross profit, a non-GAAP financial measure, increased 7.9% to $793.2 million for the year.

The following table reconciles remaining gross profit to gross profit, its most directly comparable financial measure under U.S. GAAP:

RECONCILIATION OF GROSS PROFIT (U.S.GAAP) TO REMAINING GROSS PROFIT (NON-GAAP)
(Unaudited and $ in millions)

	For the Twelve Months Ended December 31,
	2017		2016
	Amounts	% of Net Sales	Amounts	% of Net Sales	% Change
Gross profit	$791.7	5.1%	$736.9	5.1%	7.4%
Cigarette inventory holding gains	(16.1)	(0.1)%	(15.3)	(0.1)%
OTP tax refunds	(3.9)	—%	—	—
LIFO expense	21.5	0.1%	13.2	0.1%
Remaining gross profit	$793.2	5.1%	$734.8	5.1%	7.9%

The Company’s operating expenses for 2017 were $754.1 million compared to $646.8 million for 2016. The increase in operating expenses was driven primarily by the additions of Farner-Bocken and Pine State, a one-time non-cash charge of $17.2 million related to the settlement of our pension obligation and higher warehousing and distribution expenses at two of our Western distribution centers due mainly to the onboarding and servicing of 7-Eleven.

Net income for 2017 was $33.5 million compared to $54.2 million for 2016. In addition to the non-cash pension settlement charge, net income for 2017 included a one-time tax benefit of $14.6 million related to the TCJA. Adjusted EBITDA, a non-GAAP financial measure, was $135.7 million in 2017 compared to $152.3 million in 2016.

The following table reconciles Adjusted EBITDA to net income, its most directly comparable financial measure under U.S. GAAP:

RECONCILIATION OF NET INCOME (U.S.GAAP) TO ADJUSTED EBITDA (NON-GAAP)
(Unaudited and $ in millions)

	For the Twelve Months Ended December 31,
	2017	2016	% Change

Net income	$33.5	$54.2	(38.2%)
Interest expense, net (1)	11.0	5.1
(Benefit) provision for income taxes (2)	(5.1)	31.3
Depreciation & amortization	54.4	42.9
LIFO expense	21.5	13.2
Stock-based compensation expense	5.0	6.1
Foreign currency transaction gain, net	(1.8)	(0.5)
Pension termination settlement (3)	17.2	—
Adjusted EBITDA	$135.7	$152.3	(10.9%)

Note (1): Interest expense, net, is reported net of interest income.
Note (2): Provision for income taxes for the three months ended December 31, 2017, includes an income tax benefit of $14.6 million, related primarily to the remeasurement of deferred taxes under the TCJA.

Note (3): In December 2017, the Company settled its qualified defined-benefit pension obligation, which resulted in a non-cash charge in the consolidated statements of operations related to unrecognized actuarial losses in AOCI.

Diluted EPS was $0.72 for 2017 compared to $1.17 in 2016. Diluted EPS excluding the impact of LIFO, a Non-GAAP financial measure, was $1.00 for 2017 and $1.35 for 2016. See the attached “Supplemental Schedule for Items Impacting Diluted EPS” following the financial schedules for the reconciliation of Diluted EPS to Diluted EPS excluding LIFO expense.

Dividend

Core-Mark also announced today its Board of Directors has approved a $0.10 cash dividend per common share. The dividend is payable on March 29, 2018 to stockholders of record as of the close of business on March 12, 2018.

2018 Full Year Guidance

The Company reiterated its net sales, Diluted EPS and Adjusted EBITDA guidance for the full year of 2018 which it previously provided on January 5, 2018. Annual net sales for 2018 are expected to be between $16.6 billion and $16.8 billion.  Adjusted EBITDA is expected to be between $157.0 million and $167.0 million. Diluted EPS for the full year is expected to be between $0.84 and $1.00. Diluted EPS, excluding LIFO expense, is expected to be between $1.13 and $1.29. Key assumptions remain unchanged and include $18.0 million of LIFO expense, a 25% tax rate based on preliminary assessment of the TCJA and 46.4 million fully diluted shares outstanding. In addition, these projections include cigarette inventory holding gains, but do not include any other significant holding gains.
Capital expenditures for 2018 are expected to be approximately $30 million.

Conference Call and Webcast Information

Core-Mark will host an earnings call on Thursday, March 1, 2018 at 9:00 a.m. Pacific time during which management will review the results of the fourth quarter and full year. The call may be accessed by dialing 1-800-588-4973 using the code 46387738. The call may also be listened to on the Company’s website www.core-mark.com.

An audio replay will be available for approximately one month following the call by dialing 1-888-843-7419 using the same code provided above. The replay will also be available via webcast at www.core-mark.com for approximately 90 days following the call.

Core-Mark
Core-Mark is one of the largest marketers of fresh and broad-line supply solutions to the convenience retail industry in North America. Founded in 1888, Core-Mark offers a full range of products, marketing programs and technology solutions to approximately 45,000 customer locations in the U.S. and Canada through 32 distribution centers (excluding two distribution facilities the Company operates as a third-party logistics provider). Core-Mark services traditional convenience retailers, grocers, drug, big box or supercenter stores, liquor and specialty stores, and other stores that carry convenience products. For more information, please visit www.core-mark.com.
Contact: Ms. Milton Gray Draper, Director of Investor Relations at 650-589-9445 x 3027 or at mdraper@core-mark.com

About Non-GAAP Financial Measures

This press release includes non-GAAP financial measures including diluted earnings per share excluding LIFO expense, Adjusted EBITDA and remaining gross profit. We believe these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful period to period evaluation. We also believe these measures allow investors to view results in a manner similar to the method used by our management. We use these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. These measures may be defined differently than other companies and therefore such measures may not be comparable to ours. We strongly encourage investors and stockholders to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.
Adjusted EBITDA is a measure used by us to measure operating performance. Adjusted EBITDA is also among the primary measures used externally by our investors, analysts and peers in our industry for purposes of valuation and comparing our results to other companies. Adjusted EBITDA is equal to net income adding back net interest expense, provision for income taxes, depreciation and amortization, LIFO expense, stock-based compensation expense, net foreign currency transaction gains or losses and pension termination expenses.
Remaining gross profit is a non-GAAP financial measure. We provide this metric to segregate the effects of LIFO expense, cigarette and candy inventory holding gains and other items that significantly affect the comparability of gross profit.
We do not provide a reconciliation for non-GAAP estimates on a forward-looking basis (including the information under “Guidance for 2018” above where we are unable to provide a meaningful calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing or amount of various items that would impact the most directly comparable forward-looking GAAP financial measure, that have not yet occurred, are out of the company’s control and/or cannot be reasonably predicted.  For the same reasons, we are unable to address the probable significance of the unavailable information.  Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.
The tables in this press release contain more details on the GAAP financial measures that are most directly comparable to non-GAAP financial measures and the related reconciliations between these financial measures.
Forward-Looking Statements
Statements in this press release that are not statements of historical fact are forward-looking statements. These statements include statements regarding our guidance for 2018 net sales, Adjusted EBITDA, diluted earnings per share, diluted earnings per share excluding LIFO expense, capital expenditures and related disclosures. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. Forward-looking statements are made only as of the date of this press release and are based on our current intent, beliefs, plans and expectations. They involve risks and uncertainties that could cause actual future results, performance or developments to differ materially from those described in or implied by such forward-looking statements.

Factors that might cause or contribute to such differences include, but are not limited to, our dependence on the convenience retail industry for our revenues; our dependence on qualified labor, our senior management and other key personnel; declining cigarette sales volumes; competition in our distribution markets, risks and costs associated with efforts to grow our business through acquisitions; the dependence of some of our distribution centers on a few relatively large customers; manufacturers or retail customers adopting direct distribution channels; fuel and other transportation costs; failure or disruptions of our information technology systems; the low-margin nature of cigarette and consumable goods distribution; our reliance on manufacturer discount and incentive programs and cigarette excise stamping allowances; the dependence of some of our distribution centers on a few relatively large customers; our dependence on relatively few suppliers; product liability and counterfeit product claims and manufacturer recalls of products; our ability to achieve the expected benefits of implementation of marketing initiatives; failing to maintain our brand and reputation; unexpected outcomes in legal proceedings, attempts by unions to organize our employees; increasing expenses related to employee health benefits, changes to minimum wage laws; increasing labor costs related to contract employees, failure to comply with governmental regulations or substantial changes to governmental regulations; earthquake and natural disaster damage, increases in the number or severity of insurance and claims expenses; legislation and other matters negatively affecting the cigarette and tobacco industry; increases in excise taxes or reduction in credit terms by taxing jurisdictions; potential liabilities associated with sales of cigarettes and other tobacco products; changes to federal, state or provincial income tax legislation; reduction in the payment of dividends; currency exchange rate fluctuations; our ability to borrow additional capital; restrictive covenants in our Credit Facility; and changes to accounting rules or regulations. Refer to the “Risk Factors” section of our Annual Report on Form 10-K filed with the SEC and Part II, Item 1A, “Risk Factors” of any quarterly report on Form 10-Q for a more comprehensive discussion of these and other risk factors. In addition, please note that the date of this press release is March 1, 2018, and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share and per share data)
(Unaudited)

	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$41.6	$26.4
Restricted cash	—	15.3
Accounts receivable, net of allowance for doubtful accounts of $7.3 and $7.1
at December 31, 2017 and December 31, 2016, respectively	442.3	365.9
Other receivables, net	94.4	106.5
Inventories, net	689.1	596.6
Deposits and prepayments	108.0	82.8
Total current assets	1,375.4	1,193.5
Property and equipment, net	249.0	194.7
Goodwill	72.8	36.0
Other intangible assets, net	59.1	41.5
Other non-current assets, net	26.2	26.5
Total assets	$1,782.5	$1,492.2
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$169.9	$119.2
Book overdrafts	45.3	37.9
Cigarette and tobacco taxes payable	304.5	259.8
Accrued liabilities	124.8	131.8
Total current liabilities	644.5	548.7
Long-term debt	512.9	347.7
Deferred income taxes	27.4	25.3
Other long-term liabilities	14.3	11.5
Claims liabilities	26.3	26.8
Pension liabilities	1.9	2.4
Total liabilities	1,227.3	962.4
Stockholders’ equity:
Common stock, $0.01 par value (100,000,000 shares authorized, 52,397,668 and
52,227,511 shares issued; 46,165,009 and 46,152,958 shares outstanding at
December 31, 2017 and December 31, 2016, respectively)	0.5	0.5
Additional paid-in capital	276.8	275.5
Treasury stock at cost (6,232,659 and 6,074,553 shares of common stock at
December 31, 2017 and December 31, 2016, respectively)	(75.1)	(70.7)
Retained earnings	355.1	338.7
Accumulated other comprehensive loss	(2.1)	(14.2)
Total stockholders’ equity	555.2	529.8
Total liabilities and stockholders’ equity	$1,782.5	$1,492.2

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2017	2016	2017	2016
Net sales	$4,072.0	$3,836.8	$15,687.6	$14,529.4
Cost of goods sold	3,862.6	3,637.8	14,895.9	13,792.5
Gross profit	209.4	199.0	791.7	736.9
Warehousing and distribution expenses	134.0	116.2	504.1	431.2
Selling, general and administrative expenses	75.0	50.3	241.5	210.3
Amortization of intangible assets	2.5	1.5	8.5	5.3
Total operating expenses	211.5	168.0	754.1	646.8
(Loss) income from operations	(2.1)	31.0	37.6	90.1
Interest expense	(3.4)	(2.0)	(11.3)	(5.3)
Interest income	0.1	0.1	0.3	0.2
Foreign currency transaction (losses) gains, net	(0.1)	0.6	1.8	0.5
(Loss) income before income taxes	(5.5)	29.7	28.4	85.5
Benefit (provision) for income taxes	16.3	(11.0)	5.1	(31.3)
Net income	$10.8	$18.7	$33.5	$54.2
Basic and diluted net income per common share (1)	$0.23	$0.41	$0.72	$1.17
Basic weighted-average shares	46.2	46.2	46.3	46.3
Diluted weighted-average shares	46.3	46.4	46.4	46.5

(1) Basic and diluted earnings per share are calculated based on unrounded actual amounts.

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)
	Twelve Months Ended
	December 31,
	2017	2016
Cash flows from operating activities:
Net income	$33.5	$54.2
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
LIFO and inventory provisions	21.3	13.2
Amortization of debt issuance costs	0.8	0.5
Stock-based compensation expense	5.0	6.1
Bad debt expense, net	1.1	2.0
Gain on disposals	(0.4)	—
Depreciation and amortization	54.4	42.9
Foreign currency gain, net	(1.8)	(0.5)
Deferred income taxes	2.0	8.4
Pension settlement charge	17.2	1.3
Changes in operating assets and liabilities:
Accounts receivable, net	(32.7)	(59.2)
Other receivables, net	8.0	(37.0)
Inventories, net	(70.5)	(180.4)
Deposits, prepayments and other non-current assets	(16.9)	(19.9)
Accounts payable	50.2	(11.0)
Cigarette and tobacco taxes payable	40.7	65.5
Pension, claims, accrued and other long-term liabilities	(18.3)	18.8
Excess tax deductions associated with stock-based compensation	—	(2.9)
Net cash provided by (used in) operating activities	93.6	(98.0)
Cash flows from investing activities:
Acquisition of business, net of cash acquired	(169.0)	(88.4)
Additions to property and equipment, net	(48.2)	(54.3)
Capitalization of software and related development costs	(4.4)	(7.7)
Net cash used in investing activities	(221.6)	(150.4)
Cash flows from financing activities:
Borrowings under revolving credit facility	1,708.6	1,638.7
Repayments under revolving credit facility	(1,556.4)	(1,349.7)
Payments of financing costs	(1.8)	(2.0)
Payments of capital leases	(2.1)	(2.4)
Dividends paid	(17.2)	(15.5)
Repurchases of common stock	(4.4)	(8.9)
Proceeds from exercise of common stock options	—	0.3
Tax withholdings related to net share settlements of restricted stock units	(3.7)	(5.4)
Excess tax deductions associated with stock-based compensation	—	2.9
Increase in book overdrafts, net	7.4	8.7
Net cash provided by financing activities	130.4	266.7
Effects of changes in foreign exchange rates	(2.5)	2.4
Change in cash, cash equivalents and restricted cash	(0.1)	20.7
Cash, cash equivalents and restricted cash at beginning of period	41.7	21.0
Cash, cash equivalents and restricted cash at end of period	$41.6	$41.7
Supplemental disclosures:
Cash paid during the period for:
Income taxes paid, net	$16.7	$20.9
Interest paid	$9.2	$3.7
Non-cash capital lease obligations incurred	$16.5	$0.1
Non-cash indemnification holdback	$5.0	$—
Unpaid property and equipment purchases included in accrued liabilities	$1.6	$2.9

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES
RECONCILIATION OF DILUTED EARNINGS PER SHARE (U.S.GAAP) TO DILUTED EARNINGS PER SHARE EXCLUDING LIFO EXPENSE (NON-GAAP) AND
SUPPLEMENTAL SCHEDULE FOR ITEMS IMPACTING DILUTED EPS
(In millions, except per share data)
(Unaudited)
	Three Months Ended December 31,			Twelve Months Ended December 31,
	2017 (a)(b)	2016 (a)(b)	% Change	2017 (a)(b)	2016 (a)(b)	% Change
Net income	$10.8	$18.7	(42.2%)	$33.5	$54.2	(38.2%)
Diluted shares	46.3	46.4		46.4	46.5
Diluted EPS	$0.23	$0.41	(43.9%)	$0.72	$1.17	(38.5%)
LIFO expense	0.10	0.04		0.28	0.18
Diluted EPS excluding LIFO expense	$0.33	$0.45	(26.7)%	$1.00	$1.35	(25.9)%

Additional Items Impacting Diluted EPS:
Cigarette inventory holding gains (1)	0.03	0.09		0.21	0.21
Business expansion and integration costs (2)	—	(0.04)		(0.05)	(0.10)
Legacy legal settlement (3)	—	—		—	0.03
Pension liability settlement (4)	(0.25)	—		(0.22)	(0.02)
Foreign exchange gains (5)	—	0.01		0.02	0.01
Net OTP tax items (6)	0.03	—		0.04	—
Tax items (7)	0.32	0.01		0.36	0.03

(a) Amounts and percentages have been rounded for presentation purposes and might differ from unrounded results.
(b) The per share impacts of the above items were calculated using a tax rate of 31.6% and 40.2% for the three and twelve months ended December 31, 2017 and 38.8% and 38.5% for the same periods in 2016.

(1) Cigarette inventory holding gains
Cigarette inventory holding gains were $2.0 million and $16.1 million for the three and twelve months ended December 31, 2017 versus $6.9 million and $15.3 million for the three and twelve months ended December 31, 2016.

(2) Business expansion and integration costs
During the twelve months ended December 31, 2017, the Company incurred approximately $4.1 million of identifiable business and integration expenses, primarily due to the onboarding of Walmart and the acquisition of Farner-Bocken. During the three and twelve months ended December 31, 2016, the Company incurred approximately $3.0 million and $7.6 million, respectively, of identifiable business integration expenses related to the acquisition of Pine State and onboarding of Murphy U.S.A. and 7-Eleven.

(3) Legacy Legal settlement
During the twelve months ended December 31, 2016, the Company recorded a gain of approximately $2.0 million, net of legal costs, related to the settlement of a legacy legal proceeding with Sonitrol Corporation.

(4) Pension liability settlement
For both the three and twelve months ended December 31, 2017, the Company recorded a $17.2 million non-cash charge related to the settlement of its defined-benefit pension obligation. The Company recognized $0.1 million and $1.3 million, respectively, for the same periods in 2016, related to settlement charges due to lump sum payments made to plan participants in lieu of future pension benefits.

(5) Foreign exchange gains
During the twelve months ended December 31, 2017, the Company recognized foreign exchange transaction gains of $1.8 million. During the three months and twelve months ended December 31, 2016, the Company recognized foreign exchange transaction gains of $0.6 million and $0.5 million, respectively.

(6) Net OTP tax items
During the three and twelve months ended December 31, 2017, the Company recognized other tobacco products tax items, net of fees, of $2.3 million and $3.3 million, respectively, related to prior years' taxes.

(7) Tax items
During the three and twelve months ended December 31, 2017, the Company recognized a net income tax benefit of $14.6 million and $16.6 million, respectively. The tax benefit for the fourth quarter was related primarily to the remeasurement of deferred taxes associated with the passage of the TCJA. Included in the benefit for the twelve months ended December 31, 2017, was a benefit of $1.5 million related to the excess tax benefits from share-based award payments which were recognized under ASU 2016-09. During both the three and twelve months ended December 31, 2016, the Company recognized a net income tax benefit of $0.5 million and $1.6 million, respectively, related primarily to prior years' estimates for foreign operations, as well as the expiration of statute of limitations for uncertain tax provisions and related interest recovery.